Exhibit 99.4

Cardiocore Lab, Inc.

Unaudited Consolidated Interim Financial Statements

June 30, 2012

Index

Page

Unaudited Interim Financial Statements:

Unaudited Consolidated Balance Sheet as of June 30, 2012	1

Unaudited Statements of Operations for the six months ended June 30, 2012 and 2011	2

Unaudited Statements of Cash Flow for the six months ended June 30, 2012 and 2011	3

Notes to Unaudited Interim Financial Statements	4

Cardiocore Lab, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	Unaudited June 30, 2012	December 31, 2011
Assets
Current Assets:
Cash and cash equivalents	$2,656	$3,633
Other receivables, net	7,431	2,862
Prepaid expenses and other current assets	175	316
Total current assets	10,262	6,811

Property and equipment, net	5,045	5,350
Restricted cash	589	588
Intangible assets, net	317	302
Other assets, net	312	293
Total assets	$16,525	$13,345

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,366	$1,738
Accrued expenses	1,158	855
Short-term debt	960	1,122
Capital lease obligations, current	297	620
Deferred revenue	2,489	850
Total current liabilities	8,270	5,185

Other Liabilities
Long-term debt, net of current	2,283	2,654
Capital lease obligations, net of current	212	269
Deferred rent	1,123	834
Total liabilities	11,888	8, 942

Series A Redeemable Preferred Stock, $.001 par value, 2,894,356 shares authorized, issued and outstanding (Liquidation preference of $11,570)	11,570	11,290

Stockholders’ equity:
Common stock, $.001 par value, 10,000,000 shares authorized, 4,580,816 shares issued and outstanding for 2011	5	5
Additional paid-in capital	491	757
Accumulated deficit	(7,429)	(7,649)
Total stockholders’ equity	(6,933)	(6,887)
Total liabilities and stockholders’ equity	$16,525	$13,345

Cardiocore Lab, Inc.

Unaudited Statements of Operations

(In thousands, except share and per share amounts)

	Unaudited June 30, 2012	Unaudited June 30, 2011
Revenue	$9,173	$8,448
Cost of sales	4,615	4,591
Gross profit	4,558	3,857

Operating expenses
General and administrative	1,867	1,770
Sales and marketing	1,568	1,486
Research and development	631	411

Operating expenses	4,066	3,667

Income from operations	492	190
Other expenses, net	(272)	(151)

Net income	$220	$39

Cardiocore Lab, Inc.

Unaudited Consolidated Statements of Cash Flows

(In thousands, except share and per share amounts)

	Unaudited June 30, 2012	Unaudited June 30, 2011
Operating Activities
Net Loss	$220	$39
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	948	881
Amortization of Intangibles	5	4
Changes in operating assets and liabilities:
Accounts receivable	(4,740)	1,008
Prepaid expenses and other assets	292	—
Accounts payable	1,628	(575)
Accrued expenses and other liabilities	705	(115)
Deferred revenue	1,639	(229)
Net Cash Provided by Operating Activities	697	1,013

Investing Activities
Purchase of property and equipment	(661)	(1,016)
Net Cash Used in Investing Activities	(661)	(1,016)

Financing Activities
Payments on long-term debt	(632)	(419)
Borrowings on long-term debt	—	2,860
Payments on capital lease obligations	(380)	(360)
Net Cash Provided by Financing Activities	(1,012)	2,081

Net increase(decrease) in cash and cash equivalents	(976)	2,078

Cash and Cash Equivalents, beginning of the year	4,221	2,015
Cash and Cash Equivalents, end of the year	3,245	4,093

Cardiocore Lab Inc and Subsidiary

Notes to the Unaudited Interim Consolidated Financial Statements

NOTE A—ORGANIZATION

Organization and Purpose

Cardiocore Lab, Inc (the Company), a Delaware corporation, was founded in March 2003. In March 2007, the Company created a wholly owned subsidiary named Cardiocore Lab, Ltd. to promote its operations in Europe and Asia.  In February 2010, the Company opened a registered office in Singapore to increase its footprint in the Asia Pacific region.  The Company offers global centralized core lab services including electrocardiography (ECG), Holter monitoring, echocardiography (ECHO), multigated acquisition scan (MUGA), protocol development, expert reporting, statistical analysis, expert scientific consulting and state-of-the-art data and information management.

The Company is headquartered in Rockville, Maryland and has operating offices in London, UK and San Francisco, California.

NOTE B—GOING CONCERN — REDEEMABLE PREFERRED STOCK

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

As described in Note F, Preferred Stock, the Company’s Series A Preferred Stock is subject to redemption any time following the fifth anniversary of the issuance date or February 16, 2011. On the redemption date, holders of Series A Preferred Stock may require the Company, to the extent it may lawfully do so, to redeem all or a portion of the then outstanding shares. The maximum redemption value as of June 30, 2012 is $11.6 million if all such holders exercised their redemption right. If this redemption feature were exercised, management does not believe that the Company could fund the redemption with available cash or borrowings under current lending arrangements which raise substantial doubt about the Company’s ability to continue as a going concern.

In view of the significance of the amount of the Company’s redemption obligations relative to its cash flow and assets, the Company does not believe that it would be able to finance its redemption obligations through its operational cash flows. The Company’s Board of Directors and management team is in the process of evaluating alternative resolutions with the Series A Shareholders. Absent an agreement by the holders of the shares of the Company’s Preferred Stock to forgo or delay the exercise of their right to trigger the Company’s redemption obligations the Company would pursue debt or equity financing or recapitalization of the Company so as to eliminate or defer the redemption feature of the Preferred Stock.

NOTE C—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The Company prepares its financial statements on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Principles of Consolidation

The consolidated financial statements include the amounts of Cardiocore Lab, Inc. and its wholly owned subsidiary, Cardiocore Lab, Ltd. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates in Preparing Financial Statements

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reported period.  Actual results could differ from those estimates.

Revenue Recognition

The Company enters into master service agreements that consist of both service and equipment deliverables. Revenue is recognized for individual elements in an arrangement based upon an estimated selling price. Service deliverables include Cardiac Safety services, statistical analysis, consulting and training.  Revenues from such services are recognized as the services are provided. Revenues for equipment rentals are recognized ratably over the rental period.

The Company enters into multiple element arrangements and accounts for them in accordance with Accounting Standards Codification (ASC) Topic 605 (“ASC 605-25”), Revenue Recognition, subtopic 25, Multiple-Element Arrangements. ASC 605-25 requires that revenue arrangements with multiple deliverables be divided into separate units of accounting if the deliverables in the arrangements meet specific criteria. In addition, arrangement consideration must be allocated among the separate units of accounting based on their relative selling prices.

The Company has determined selling prices of the service and equipment deliverables through separate sales as well as an evaluation of what a customer would pay in the event that there are no separate sales to arrive at an estimated selling price. When these items are sold together, the equipment and services revenues are recognized based on the allocated selling price upon delivery. Service revenue is billed and recognized monthly in the period in which the services are delivered. Equipment rentals are billed in advance and revenue is recognized ratably over the rental period. Customer billings in advance of revenue are recorded as deferred revenue. Deferred revenue at June 30, 2012 and December 31, 2011 was $2.5 million and $0.9 million, respectively.

In the event the Company enters into a multiple element arrangement including items with no determined selling price, revenue is deferred and recognized over the term of the related service contract, which approximates the estimated customer relationship period.

The Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2009-13, Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force, to amend the existing revenue recognition guidance.

ASU 2009-13 amended FASB’s ASC 605, Revenue Recognition, subtopic 25, as follows:

•                  Modifies criteria used to separate elements in a multiple-element arrangement

•                  Introduces the concept of “best estimate of selling price” for determining the selling price of a deliverable

•                  Establishes a hierarchy of evidence for determining the selling price of a deliverable

•                  Requires use of the relative selling price method and prohibits use of the residual method to allocate arrangement consideration among units of accounting

•                  Expands the disclosure requirements for all multiple-element arrangements within the scope of ASC 605-25

The following criteria must be met to separate elements in a multiple-element arrangement under the amended guidance in ASC 605-25:

•                  The delivered item(s) has stand-alone value to the customer.

•                  If a general right of return exists, delivery or performance of the undelivered item(s) is substantially in the control of the vendor and is considered probable.

The Company adopted ASU 2009-13 on January 2010. The adoption of this standard did not have a significant impact on the Company’s revenue recognized.

Stand-alone value

A deliverable is considered to have standalone value if a customer could resell the element on a standalone basis or if the Company sells it separately. From time to time, the Company rents equipment and sells services separately. In effect, the customer may use their own machines or may already have the data for which they request the Company to analyze. Accordingly, there is stand-alone value to the delivered items. There is also no general right of return on rentals of the Company equipment or sales of the Company’s other products. Consequently, the Company has met both criterion and must separate transactions into multiple deliverables.

Measurement

In establishing a selling price of each element, the Company must first establish Vendor-Specific Objective Evidence (VSOE). If the Company is unable to support VSOE for a delivered item (or third party evidence), it must then estimate the selling price (ESP) of the delivered item. The Company’s ESP considered multiple factors, such as discrete historical pricing for a given element in the fee arrangement, pricing trends, overall economic conditions, profit margins realized by the Company in the industry, and certain entity-specific factors.

Allocation

The total arrangement fee is allocated to the individual elements in a multiple element transaction based on each element’s relative selling price.

Accounts Receivable

The Company reviews its receivables regularly to determine if there are any potential uncollectible accounts. The Company records allowances for bad debt as a reduction to accounts receivable and an increase to bad debt. These allowances are recorded in the period a specific collection problem is identified. There were no unbilled receivables as of June 30, 2012 and December 31, 2011.

Cash and Cash Equivalents

Cash and cash equivalents include money market investments.  The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  Cash held in financial institutions may exceed insured amounts.

Research and Development

All research and development costs are charged to operations as incurred.  Total research and development costs for the six month ended periods ended June 2012 and 2011 totaled approximately $0.6 million and $0.4 million, respectively.

Property and Equipment

Property and equipment is stated at cost net of accumulated depreciation. When assets are sold or retired, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the statement of operations. Depreciation is computed using the straight-line method over the estimated useful lives of three to seven years. Leased assets are amortized over the shorter of the estimated life or leased term. The cost of maintenance and repairs is charged to expense as incurred.

Software Development Costs

The Company capitalizes certain costs incurred in connection with developing or obtaining internal use software.  Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal use-software. During the six months ended June 30, 2012 and 2011, the Company capitalized approximately $0 and $0.2 million, respectively, of costs associated with software development. The Company amortizes the costs of internal-use software over three years.

Intangible Assets

The Company has intangible assets consisting of patents and trademarks. The Company amortizes the cost of such intangibles, on a straight-line basis, over a period of five to seven years.

Assets Held under Capital Leases

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease.  Amortization expense is computed using the straight-line method over the shorter of the estimated useful lives of the assets or the period of the related lease.

Deferred Rent

The Company recognizes rent expense on a straight-line basis over the term of the related lease.  Lease incentives or abatements, received at or near the inception of leases, are accrued and amortized ratably over the life of the lease in accordance with US GAAP.

Stock Based Compensation

The Company accounts for stock-based compensation under Accounting Standards Codification 718 (ASC 718) Share-Based Payment. ASC 718 requires the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. ASC 718 also requires the stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (generally the vesting period). The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option pricing model.

Risks and Uncertainties

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable.  The Company deposits its cash, which at times may be in excess of the Federal Deposit Insurance Corporation insurance limits, with high credit quality financial institutions.  For accounts receivable, the Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral.  The Company maintains reserves for credit losses, and such losses have not been significant.

Long-lived Assets

Whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be fully recoverable, the Company evaluates the probability that future undiscounted net cash flows, without interest charges, will be less than the carrying amount of the assets.  If any impairment is indicated as a result of this analysis, the Company would recognize a loss based on the amount by which the carrying amount exceeds the estimated fair value of such asset.

Redeemable Preferred Stock

Preferred stock that can be put back to the Company is recorded as temporary equity.

Income Taxes

Deferred income taxes are provided based on the estimated future tax effects of differences between financial statement carrying amounts and the tax bases of existing assets and liabilities as measured by the enacted tax rates, which will be in effect when the difference reverse.  The Company evaluates its ability to realize deferred tax assets, and establishes a valuation allowances to cover amounts in which management is unable to conclude more likely than not will be realized in future periods.

In accordance with the guidance discussed above, the Company recognizes the financial statement effect of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination by taxing authority.  Recognized tax positions are initially and subsequently measured as the largest amounts of tax benefit that will more likely than not being realized upon ultimate settlement with a taxing authority.  The Company has chosen to treat interest and penalties related to uncertain taxing liabilities as a component of income tax expense.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash equivalents, trade receivables, accounts payable and accrued expenses, approximate their fair values due to the short maturities.  The Company’s debt and capital lease obligations are considered at fair value given their market rates of interest.

The Company’s financial assets and liabilities are measured at fair value, which is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants.  Valuation techniques are based on observable or unobservable inputs.  Observable inputs reflect the Company’s market assumptions.  These two types of inputs have created the following fair value hierarchy:

Level 1 — Quoted prices for identical instruments in active markets

Level 2 — Quotes prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant value drivers are observable.

Level 3 — Valuation derived from valuation techniques in which significant value drivers are unobservable.

NOTE D—INTANGIBLE ASSETS

Intangible assets consist of patents and trademarks. Net intangible assets totaled $0.3 million and $0.3 million as of June 30, 2012 and December 31, 2011, respectively. Accumulated amortization as of June 30, 2012 and December 31, 2011 was $0.1 million and $0.1 million, respectively.

NOTE E—DEBT

Loan and Security Agreement

In January 2011, the Company entered into and executed a loan and security agreement which provides for additional capacity in funding of up to $3.5 million.  The loan and security agreement provides for two draw periods, the first of which provides for $2.5 million in funds and the second provides for $1.0 million in funds.  The maturity date of each draw is 36 months after the funding date or date of the draw (for the second draw period the funding date is no later than September 30, 2011).  Borrowings under the loan and security agreement accrue interest at a fixed rate per annum of 11.50%.  As of June 30, 2012 the Company’s obligation under such arrangement was $2.9 million.

In conjunction with the execution of the loan and security agreement the Company issued 150,000 warrants to purchase common stock.  The warrants expire on January 6, 2021.  The fair value of the warrants has been recorded as a reduction of the obligation as a discount of approximately $0.1 million.  Changes in this discount will be recorded as interest expense over the 36 month term of the debt instrument.

The loan and security agreement provides for a consolidated financial statement delivery covenant of 150 days from year-end. For the period ended December 31, 2011 the Company did not comply with such covenant, but obtained a waiver from the lenders to cure such violation.

Furniture Loan

In October 2011 the Company executed a promissory note (“Equipment Loan”) for $0.3 million.  The proceeds from the equipment loan were used to purchase furniture and fixtures for the Company’s new headquarters office.  The Equipment Loan provides for consecutive monthly payments of $7,625 through the maturity date of October 2014.  The Equipment Loan accrues interest at 3.5% and is secured by the furniture and fixtures purchased with the related proceeds.  As of June 30, 2012 the Company’s obligation under this arrangement was $0.2 million.

Line—of—Credit

In October 2006, the Company established a line of credit for $0.5 million, as amended, which is secured by the Company’s money market account.  Interest on the line of credit was based upon the bank’s prime lending rate minus 1.0 percent and is payable monthly.  In 2011 the Company paid off the line of credit with the proceeds from the term loan as described above.

NOTE F—PREFERRED STOCK

On February 16, 2006 the Company issued 2,894,356 shares of Series A Redeemable Convertible Preferred Stock, $0.001 par value, at a per share price of $2.764 to various outside investors.  Total proceeds received net of issuance costs approximated $7.9 million.  Dividends on all shares of preferred stock are due before any distributions on shares of common stock and are payable at the rate of $0.194 per share (seven percent of the original purchase price of such shares).

Upon liquidation of the Company, each preferred shareholder will be entitled to receive, before any distributions to Common Stock holders, the original issue price of such shares, plus any accrued and unpaid dividends, whether or not declared.  All remaining proceeds shall be paid to the holders of Common Stock.  Each holder shall have the option of converting their shares into Common Stock immediately prior to the effectiveness of the completion of a Liquidity Event, in which case they shall, prior to any such conversion, receive their accrued but unpaid dividends and then be otherwise treated with parity with Common Stock.

Each holder shall have the right, at any time after the fifth anniversary, to convert the Series A Redeemable Convertible Preferred Stock into common stock at a conversion price equal to the purchase price per share.  The Series A Preferred Stock will automatically convert to shares of Common Stock upon: (i) the approval of the holders of a majority of the then outstanding Series A Preferred Stock, or (ii) upon closing of an Initial Public Offering (IPO) of Common Stock with a per share price no less than three times the original purchase price per share.  The initial conversion price per share of Series A Preferred Stock is $2.764 per share.

Commencing on the fifth anniversary of the original issue date of the Series A Redeemable Convertible Preferred Stock (February 16, 2011) and on each of the successive quarters thereafter, the holders of a majority of the then-outstanding shares of Series A Redeemable Convertible Preferred Stock, voting as a separate class, may require the Company to redeem the Series A Redeemable Convertible Preferred Stock in eight quarterly installments.  If such election is made, the Series A Redeemable Convertible Preferred Stock will be redeemed at the greater of the cost plus unpaid accrued dividends or fair market value.

The redemption values for the remainder of 2012 of the Series A Redeemable Convertible Preferred Stock are presented below:

August 16, 2012	11,641,143
November 16, 2012	11,782,309

NOTE G—EQUITY INCENTIVE PLAN

Effective April 30, 2004, the Company adopted the 2004 Equity Incentive Plan (the Plan), under which incentive stock options may be granted to employees.  Also, incentive stock options, non-statutory stock options, stock bonuses, and rights to acquire restricted stock may be granted to employees, directors, and consultants of the Company.

The plan is administered by the Board of Directors (the Board).  The options are subject to various restrictions as outlined in the Plan.  The Board determines the number of options granted to employees, directors, or consultants, as well as the vesting period and the exercisable price of the options, subject to the provisions outlined in the Plan.

The Board has reserved 1,125,000 shares of common stock for issuance under the Plan.

Fair Value Determination

The Company has elected to use both the Black-Scholes option pricing model and straight-line recognition of compensation expense over the requisite service period.  The Company will reconsider the use of the Black-Scholes model if additional information becomes available in the future that indicates another model would be more appropriate, or if grants issued in future periods have characteristics that cannot be reasonably estimated using this model.

The Company has 10 year options.

Stock Option Activity

During the six months ended June 30, 2012 and 2011 the Company did not grant any stock options.

A summary of the status of the Company’s Equity Incentive Plan as of June 30, 2012 is presented below:

	Number of Shares	Weighted-Average Exercise Price

Options exercisable at December 31, 2011	993,571	1.83
Options granted	—	—
Options exercised	—	—
Options forfeited	—	—

Options exercisable at June 30, 2012	993,571	1.83

Shares reserved for equity awards at June 30, 2012	131,429

Information with respect to stock options outstanding and stock options exercisable at June 30, 2012 was as follows:

Exercise Price	Options Outstanding	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price

$0.50	33,000	2.15	$0.50
1.10	392,316	4.38	1.10
2.50	568,255	2.99	2.50

NOTE H—INCOME TAXES

No provision for income taxes has been recorded for the six months ended June 30, 2012 and 2011, as a result of the historical operating losses incurred by the Company.